Exhibit 23.1

CONSENT OF DELOITTE & TOUCHE LLP,

INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-91639, 333-91631, 333-91623, 333-65138 and 333-101910 on Form S-8 and in Registration Statement Nos. 333-51146, 333-73168, 333-81646 and 333-81240 on Form S-3 of our report dated February 4, 2002 (April 28, 2003 as to Note 16) (which expresses an unqualified opinion and includes an explanatory paragraphs relating to the restatement described in Note 16), appearing in this Annual Report on Form 10-K/A of Expedia, Inc. and subsidiaries for the year ended December 31, 2002.

/s/    DELOITTE & TOUCHE LLP

Seattle, Washington

April 28, 2003